Contact: Berry Epley
February 5, 2013	(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FISCAL 2013 RESULTS

Cary, North Carolina, February 5, 2013 - The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal first quarter ended December 27, 2012.

First Quarter Summary:

•

Net loss was $3.1 million or $0.14 per share.  This compares to a net loss of $2.9 million or $0.13 per share in last year’s first quarter. Excluding the impact of impairment charges, net loss for the first quarter of fiscal 2013 improved to $1.7 million or $0.08 per share, compared to net loss per share of $0.11 in the prior year (see reconciliation below).

•	Adjusted EBITDA increased $5.1 million to $48.9 million, compared to $43.8 million a year ago.

•	Fuel gross profit was $49.2 million, compared to $55.9 million a year ago; retail fuel margin per gallon was $0.114 compared to $0.122 a year ago; comparable store fuel gallons sold decreased 4.8%.

•	Comparable store merchandise revenue increased 2.2%; excluding cigarettes, comparable store merchandise revenue increased 4.6%.

•	Merchandise gross margin was 34.3%, compared to 33.2% a year ago.

•	Store operating and general and administrative expenses were $147.2 million, compared to $154.4 million a year ago.

•	Net cash provided by operating activities was $17.0 million, an increase of $10.3 million over the prior year quarter.

•

Long-term debt was reduced by $60.8 million in the first quarter of Fiscal 2013 and has now been reduced by $200.4 million since December 2011.  The Company believes its liquidity position will allow it to continue to execute its core strategic initiatives given the $24.4 million in cash on hand and $129.9 million in available capacity under its revolving credit facilities as of December 27, 2012.

President and Chief Executive Officer Dennis G. Hatchell said, “We improved adjusted EBITDA to $49 million in the first fiscal quarter of 2013, which is an increase of 12% from the same quarter a year ago.  This improvement over the prior year quarter is a reflection of our team’s continued focus on improving merchandise sales and margins and controlling expenses.  This was achieved despite lower fuel volume and margins compared to the same period a year ago.”

Mr. Hatchell continued by saying, “We are also excited to have Clyde Preslar joining our team as Senior Vice President and Chief Financial Officer.  Clyde’s fifteen years of experience as a public company CFO and his work in the consumer goods space make him a great fit for the Pantry and we are convinced that he will make significant contributions to the Pantry realizing its strategic initiatives.”

Fiscal 2013 Outlook

The Company announced the following guidance ranges for its expected performance in fiscal 2013, which is a 52-week fiscal year:

	Q2 FY12	Q2 FY13 Guidance		FY12	FY13 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)(1)	$0.435	$0.426	$0.436	$1.81	$1.83	$1.87

Merchandise gross margin	33.4%	34.0%	34.5%	33.7%	33.8%	34.2%

Retail fuel gallons (B)(1)	0.448	0.415	0.425	1.81	1.68	1.74

Retail fuel margin per gallon	$0.096	$0.080	$0.100	$0.115	$0.105	$0.125

Store operating and general and administrative expenses ($M)	$150	$148	$152	$610	$607	$619

Depreciation & amortization ($M)	$29	$29	$30	$120	$115	$120

Interest expense ($M) (2)	$20	$22	$23	$84	$89	$92

Capital expenditures, net ($M)	$14	$17	$20	$55	$80	$95

(1)	Fiscal 2013 guidance assumes closure of 35-40 stores
(2)	Excludes loss on extinguishment of debt

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Tuesday, February 5, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company’s remaining stores.

Net Income and Net Income Per Share Excluding Certain Items

In addition to net income and net income per share presented in accordance with GAAP, the Company has also presented net income and net income per share for the three months ended December 27, 2012 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt. Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of February 5, 2013, the Company operated 1,572 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising and store remodel initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives and its store remodel program; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of February 5, 2013. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended
	December 27, 2012	December 29, 2011
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$428,848	$428,356
Fuel	1,486,359	1,534,620
Total revenues	1,915,207	1,962,976
Costs and operating expenses:
Merchandise cost of goods sold	281,955	286,147
Fuel cost of goods sold	1,437,191	1,478,710
Store operating	123,276	128,869
General and administrative	23,886	25,494
Impairment charges	2,299	522
Depreciation and amortization	28,586	27,366
Total costs and operating expenses	1,897,193	1,947,108
Income from operations	18,014	15,868
Other expenses:
Loss on extinguishment of debt	-	82
Interest expense, net	23,101	21,348
Total other expenses	23,101	21,430
Loss before income taxes	(5,087)	(5,562)
Income tax benefit	2,030	2,633
Net loss	$(3,057)	$(2,929)

Loss per share:
Loss per share	$(0.14)	$(0.13)
Shares outstanding	22,615	22,516

Selected financial data:
Adjusted EBITDA	$48,899	$43,756
Payments made for lease finance obligations	$12,887	$12,699
Merchandise gross profit	$146,893	$142,209
Merchandise margin	34.3%	33.2%
Retail fuel data:
Gallons	427,024	455,241
Margin per gallon (1)	$0.114	$0.122
Retail price per gallon	$3.42	$3.32
Total fuel gross profit	$49,168	$55,910

Comparable store data:
Merchandise sales %	2.2%	2.0%
Fuel gallons %	-4.8%	-7.4%

Number of stores:
End of period	1,572	1,624
Weighted-average store count	1,574	1,635

(1)

Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 27, 2012	September 27, 2012
ASSETS
Cash and cash equivalents	$24,365	$89,175
Receivables, net	66,248	80,014
Inventories	131,548	137,376
Prepaid expenses and other current assets	22,684	21,734
Deferred income taxes	18,166	17,376
Total current assets	263,011	345,675

Property and equipment, net	921,296	935,841
Goodwill and other intangible assets	440,918	441,070
Other noncurrent assets	77,559	76,954
Total assets	$1,702,784	$1,799,540

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$2,585	$62,840
Current maturities of lease finance obligations	10,972	10,947
Accounts payable	137,828	155,008
Other accrued liabilities	109,443	121,760
Total current liabilities	260,828	350,555

Long-term debt	500,054	500,600
Lease finance obligations	440,180	443,020
Deferred income taxes	61,615	62,766
Deferred vendor rebates	11,125	11,886
Other noncurrent liabilities	106,835	106,162
Total shareholders' equity	322,147	324,551
Total liabilities and shareholders' equity	$1,702,784	$1,799,540

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Three Months Ended
	December 27, 2012	December 29, 2011

Adjusted EBITDA	$48,899	$43,756
Impairment charges	(2,299)	(522)
Loss on debt extinguishment	-	(82)
Interest expense, net	(23,101)	(21,348)
Depreciation and amortization	(28,586)	(27,366)
Income tax benefit	2,030	2,633
Net loss	$(3,057)	$(2,929)

Adjusted EBITDA	$48,899	$43,756
Loss on debt extinguishment	-	(82)
Interest expense, net	(23,101)	(21,348)
Income tax benefit	2,030	2,633
Stock-based compensation expense	852	918
Changes in operating assets and liabilities	(11,008)	(18,767)
Benefit for deferred income taxes	(2,002)	(3,127)
Other	1,349	2,708
Net cash provided by operating activities	$17,019	$6,691

Additions to property and equipment, net	(18,370)	(22,355)
Net cash used in investing activities	$(18,370)	$(22,355)

Net cash used in financing activities	$(63,459)	$(47,439)

Net decrease in cash	$(64,810)	$(63,103)

	Three Months Ended			Three Months Ended
	December 27, 2012			December 29, 2011
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(5,087)	$(3,057)	$(0.14)	$(5,562)	$(2,929)	$(0.13)
Impairment charges	2,299	1,406	0.06	522	319	0.01
Loss on extinguishment of debt	-	-	-	82	50	-
Loss, as adjusted	$(2,788)	$(1,651)	$(0.08)	$(4,958)	$(2,560)	$(0.11)